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                                                                     EXHIBIT 2.3



July 23, 1996

     Ponder Industries, Inc. has the right to purchase all the stock of G & L Tool Company, per the agreement signed on May 17, 1996, less $1,000,000 which has been paid for an option to purchase G & L Tool Company stock any time during the next year commencing on this date (July 23, 1996).

Agreed:


--------------------------     -----------------------------------
Larry Armstrong                Lacy J. Harber
President & CEO                President
Ponder Industries, Inc.        LJH Corporation

Witness:



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Eugene L. Butler